Exhibit H8

                                   AMENDMENT,
                             DATED AUGUST 20, 2001,
                                       TO
                          ACCOUNTING SERVICES AGREEMENT
                           BETWEEN RYDEX SERIES FUNDS
                         AND RYDEX FUND SERVICES, INC.,
                            DATED SEPTEMBER 25, 1996,
                                   AS AMENDED

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                       AMENDMENT AS OF AUGUST 20, 2001 TO
                                   SCHEDULE A
                            RYDEX FUND SERVICES, INC.

                      FEE SCHEDULE FOR ACCOUNTING SERVICES

RYDEX SERIES FUNDS - EACH SEPARATE RYDEX FUND

      A. ANNUAL FEE: - (Based upon average net assets - payable monthly) shall be:

                  10.0 basis points on the first 250 million
                    7.5 basis points on the next 250 million
                    5.0 basis points on the next 250 million
                    3.0 basis points on all assets greater than 750 million

B. In addition, all out-of-pocket expenses shall be separately charged, shall include but not be limited to: printed forms, postage, overnight mail and telephone expenses.

August 20, 2001